Exhibit 99.1

News Release	Williams Partners L.P. (NYSE: WPZ)
One Williams Center
Tulsa, OK 74172
800-600-3782
www.williamslp.com

DATE: Feb. 22, 2012

MEDIA CONTACT:	INVESTOR CONTACTS:
Jeff Pounds	Travis Campbell	Sharna Reingold
(918) 573-3332	(918) 573-2944	(918) 573-2078

Williams Partners Reports Year-End 2011 Financial Results

•	Full-year Net Income is $1.38 Billion, Up 25% Over 2010

•	Increase in Fee-Based Businesses, Higher NGL Margins Drive Strong 2011 Results

•	Distributable Cash Flow Tops $1.6 Billion for 2011, Up 42% Over 2010

•	Newly Announced Constitution Pipeline, Laser Acquisition Part of 3 Bcf/d Natural Gas Supply Hub in Northeast Pennsylvania

•	Laser Acquisition Drives Increase in 2012-13 Guidance

Summary Financial Information	Full Year		4Q
Amounts in millions, except per-unit amounts.	2011	2010	2011	2010
(Unaudited)
Net income	$1,378	$1,101	$391	$286

Net income per common L.P. unit	$3.69	$2.66	$1.05	$0.76

Distributable cash flow (DCF) (1)	$1,650	$1,387	$444	$347
Less: Pre-partnership DCF (2)	—	(223)	—	(12)

DCF attributable to partnership operations	$1,650	$1,164	$444	$335

Cash distribution coverage ratio (1)	1.41x	1.30x	1.43x	1.25x

(1)	Distributable Cash Flow and Cash Distribution Coverage Ratio are non-GAAP measures. Reconciliations to the most relevant measures included in GAAP are attached to this news release.
(2)	For 2010, this amount represents DCF for January 2010 from the assets acquired in February 2010 and DCF for January-October 2010 from the assets acquired in November 2010, since these periods were prior to the receipt of cash flows from the acquired assets.

TULSA, Okla. – Williams Partners L.P. (NYSE: WPZ) today announced unaudited 2011 net income of $1.38 billion, or $3.69 per common limited-partner unit, compared with 2010 net income of $1.10 billion, or $2.66 per common unit.

Williams Partners L.P. (NYSE: WPZ)	Year-End 2011 Financial Results – Feb. 22, 2012	Page 1 of 10

For fourth-quarter 2011, Williams Partners reported net income of $391 million, or $1.05 per common unit, compared with net income of $286 million, or $0.76 per common unit for the same period in 2010.

The increases in net income for the full-year and fourth-quarter 2011 periods are primarily due to higher natural gas liquid (NGL) margins in the midstream business and increased fee-based revenues in the midstream and gas pipeline businesses. There is a more detailed discussion of the midstream and gas pipeline results in the business segment performance section below.

Strong Results, Asset Acquisitions Drive 42-percent Increase in DCF for 2011

For 2011, Williams Partners’ distributable cash flow attributable to partnership operations was $1.65 billion, compared with $1.16 billion for 2010. The 42-percent increase in DCF attributable to partnership operations in 2011 was due to the previously noted strong results in the midstream business, as well as the growth of the partnership via asset acquisitions in the second half of 2010.

Susquehanna Supply Hub

Williams Partners recently announced the new Constitution Pipeline joint venture and the completion of the Laser Northeast Gathering System acquisition. These two milestones are the latest steps in Williams Partners’ strategy to create the Susquehanna Supply Hub, a major natural gas supply hub in northeastern Pennsylvania.

By 2015, Williams Partners expects the Susquehanna Supply Hub to be capable of gathering and delivering more than 3 billion cubic feet per day (Bcf/d) of Marcellus Shale production into four major interstate gas pipeline systems.

CEO Perspective

Alan Armstrong, chief executive officer of Williams Partners’ general partner, made the following comments:

“The partnership performed exceptionally well in 2011, with distributable cash flow up more than 40 percent over 2010. Both our cash distribution growth and coverage ratio also remain strong.

“We have a number of considerable growth projects under way in all of our major areas of focus.

“The newly announced Constitution Pipeline and the recently closed Laser acquisition are the latest pieces of the 3 Bcf/d Susquehanna Supply Hub we’re building in northeast Pennsylvania.

Williams Partners L.P. (NYSE: WPZ)	Year-End 2011 Financial Results – Feb. 22, 2012	Page 2 of 10

“We also have two major projects underway in the deepwater Gulf of Mexico and a significant volume of gas pipeline projects that will help meet the infrastructure demands for new gas-fired power generation.

“All of these projects are in-line with our strategy of building large-scale infrastructure to meet the growing demand for reliable and efficient fee-based services in the midstream and gas pipeline businesses.”

Laser Acquisition Drives Increase in 2012-13 Guidance

Williams Partners is increasing its 2012-13 adjusted segment profit and capital expenditure guidance to reflect the partnership’s acquisition of the Laser Northeast Gathering System. The Laser system is expected to grow significantly from its current volume of approximately 100 MMcf/d to approximately 1.3 Bcf/d by 2015. Williams Partners is also updating 2012-13 capital expenditure guidance to reflect the inclusion of the Constitution Pipeline.

Williams Partners’ updated assumptions for certain energy commodity prices for 2012-13 and the corresponding guidance for the partnership’s earnings and capital expenditures are displayed in the following table.

Williams Partners L.P. (NYSE: WPZ)	Year-End 2011 Financial Results – Feb. 22, 2012	Page 3 of 10

Commodity Price Assumptions and Average NGL Margins	2012			2013
As of Feb. 22, 2012
	Low	Mid	High	Low	Mid	High
Natural Gas ($/MMBtu):
NYMEX	$2.50	$3.00	$3.50	$3.25	$3.75	$4.25
Rockies	$2.30	$2.80	$3.30	$3.05	$3.55	$4.05
San Juan	$2.40	$2.90	$3.40	$3.05	$3.55	$4.05
Oil / NGL:
Crude Oil - WTI ($ per barrel)	$90	$100	$110	$90	$100	$110
Crude to Gas Ratio	31.4x	33.7x	36.0x	25.9x	26.8x	27.7x
NGL to Crude Oil Relationship (1)	43%	45%	47%	43%	45%	47%
Average NGL Margins ($ per gallon)	$0.65	$0.78	$0.90	$0.58	$0.70	$0.81
Composite Frac Spread ($ per gallon) (2)	$0.72	$0.83	$0.94	$0.65	$0.77	$0.88

Williams Partners Guidance
Amounts are in millions except coverage ratio.
	Low	Mid	High	Low	Mid	High
DCF attributable to partnership ops. (3)	$1,410	$1,635	$1,860	$1,630	$1,880	$2,130
Total Cash Distribution (4)	$1,344	$1,375	$1,406	$1,486	$1,567	$1,648
Cash Distribution Coverage Ratio (3)	1.05x	1.19x	1.32x	1.10x	1.20x	1.29x
Adjusted Segment Profit (3):
Gas Pipeline	$680	$700	$720	$700	$725	$750
Midstream	1,050	1,275	1,500	1,150	1,375	1,600
Total Adjusted Segment Profit	$1,730	$1,975	$2,220	$1,850	$2,100	$2,350
Adjusted Segment Profit + DD&A:
Gas Pipeline	$1,040	$1,070	$1,100	$1,070	$1,105	$1,140
Midstream	1,340	1,575	1,810	1,460	1,695	1,930
Total Adjusted Segment Profit + DD&A	$2,380	$2,645	$2,910	$2,530	$2,800	$3,070
Capital Expenditures:
Maintenance	$445	$480	$515	$350	$385	$420
Growth	2,305	2,420	2,535	1,225	1,390	1,555
Total Capital Expenditures	$2,750	$2,900	$3,050	$1,575	$1,775	$1,975

(1)	This is calculated as the price of natural gas liquids as a percentage of the price of crude oil on an equal volume basis.
(2)	Composite frac spread is based on Henry Hub natural gas and Mont Belvieu NGLs.
(3)	Distributable Cash Flow, Cash Distribution Coverage Ratio and Adjusted Segment Profit are non-GAAP measures. Reconciliations to the most relevant measures included in GAAP are attached to this news release.
(4)	The cash distributions in guidance are on an accural basis and reflect an approximate 6% (low), 8% (midpoint), and 10% (high) increase in quarterly limited partner cash distributions annually through 2013.

Williams Partners L.P. (NYSE: WPZ)	Year-End 2011 Financial Results – Feb. 22, 2012	Page 4 of 10

Business Segment Performance

Williams Partners’ operations are reported through two business segments, Gas Pipeline and Midstream Gas & Liquids.

Consolidated Segment Profit	Full Year		4Q
Amounts in millions	2011	2010	2011	2010
Gas Pipeline	$673	$637	$176	$159
Midstream Gas & Liquids	1,223	937	341	259

Total Segment Profit	$1,896	$1,574	$517	$418
Adjustments	11	(32)	2	8

Adjusted Segment Profit*	$1,907	$1,542	$519	$426

*	A schedule reconciling segment profit to adjusted segment profit is attached to this press release.

Gas Pipeline

Williams Partners owns interests in three major interstate natural gas pipeline systems – Transco, Northwest Pipeline and Gulfstream. These systems have a combined peak day delivery capacity of more than 14 billion cubic feet per day (Bcf/d), and transport approximately 14 percent of the natural gas consumed in the United States.

Gas Pipeline reported segment profit of $673 million for 2011, compared with $637 million for 2010. For fourth quarter 2011, Gas Pipeline reported segment profit of $176 million, compared with $159 million for fourth quarter 2010.

Higher transportation revenues associated with expansion projects placed into service in 2010 and 2011 drove the improved results in full-year and fourth-quarter periods. Higher operating and depletion, depreciation and amortization expenses partially offset the higher transportation revenues.

Williams Partners is working on four expansion projects that it expects to be placed into service in 2012.

The Mid-South Expansion Project involves an expansion of the Transco mainline from Station 85 in Choctaw County, Ala., to markets as far downstream as North Carolina. The first phase of the project is expected to be placed into service in the third quarter of this year with a second stage placed into service in 2013. When complete, it will increase capacity by 225 Mdth/d.

Williams Partners L.P. (NYSE: WPZ)	Year-End 2011 Financial Results – Feb. 22, 2012	Page 5 of 10

The Mid-Atlantic Connector Project involves an expansion of the Transco mainline from an existing interconnection with East Tennessee Natural Gas in North Carolina to markets as far downstream as Maryland. It is expected to be placed into service in the fourth quarter, and it will increase capacity by 142 Mdth/d.

The Cardinal System Expansion project involves an expansion of the Cardinal Pipeline which is an intrastate pipeline located in North Carolina. The expansion will add 199 Mdth/d of capacity and is expected to be placed into service in the second quarter. Williams Partners has a 45 percent ownership interest in this asset.

The partnership is also working on the North Seattle Lateral Delivery Expansion on Northwest Pipeline, which will be placed into service later this year. Williams Partners has executed agreements with a customer for the project to provide additional lateral capacity of approximately 84 Mdth/d.

Midstream Gas & Liquids

Midstream provides natural gas gathering, treating, and processing; deepwater production handling and oil transportation; and NGL fractionation, storage and transportation services.

The business reported segment profit of $1.22 billion for 2011, compared with segment profit of $937 million for 2010. For fourth quarter 2011, Midstream reported segment profit of $341 million, compared with $259 million for the same period in 2010.

Higher NGL margins and fee-based revenues drove the improvement in both the full-year and fourth-quarter periods. Higher operating expenses, including depreciation, partially offset the higher NGL margins and fee-based revenues in both periods. Higher NGL prices were the driver of the increased NGL margins in both periods.

Midstream’s fee-based revenues increased by 12 percent in 2011. This improvement was driven by new gathering business in the Marcellus Shale, increased throughput on the Perdido Norte gas and oil pipelines in the Gulf of Mexico and a rate increase in the Piceance Basin associated with an agreement executed in November 2010.

Williams Partners L.P. (NYSE: WPZ)	Year-End 2011 Financial Results – Feb. 22, 2012	Page 6 of 10

NGL Margin Trend	2010				2011
	1Q	2Q	3Q	4Q	1Q	2Q	3Q	4Q
NGL margins (millions)	$193	$166	$136	$200	$207	$253	$234	$287
NGL equity volumes (gallons in millions)	332	302	271	317	289	308	274	317
Per-unit NGL margins ($/gallon)	$0.58	$0.55	$0.50	$0.63	$0.71	$0.83	$0.85	$0.91

Full-year per-unit NGL margins for 2011 were $0.83 per gallon, an increase of 46 percent over the full-year 2010 amount of $0.57 per gallon.

In addition to the previously discussed Susquehanna Supply Hub, the midstream business will continue work on several ongoing expansion projects in 2012 and beyond in all of its major locations.

Williams Partners has two major deepwater Gulf of Mexico projects under way. Construction has commenced on the Gulfstar FPSTM, a spar-based floating production system with a capacity of 60,000 barrels of oil per day, up to 200 MMcf/d of natural gas and the capability to provide seawater injection services. Williams Partners has signed multiple agreements with Hess Corporation (NYSE: HES) and Chevron (NYSE: CVX) to utilize Gufstar FPS for production handling, export pipeline, oil and gas gathering and gas processing services in the Tubular Bells field development located in the eastern deepwater Gulf of Mexico. The project is expected to be in service in 2014.

Discovery, of which Williams Partners owns 60 percent, plans to construct the Keathley Canyon Connector, a 20-inch diameter, 215-mile subsea natural gas gathering pipeline for production from the Keathley Canyon, Walker Ridge and Green Canyon areas in the central deepwater Gulf of Mexico. Discovery has signed long-term agreements with the Lucius and Hadrian South owners for natural gas gathering and processing services for production from those fields.

Definitions of Non-GAAP Financial Measures

This press release includes certain financial measures – Distributable Cash Flow, Cash Distribution Coverage Ratio, and Adjusted Segment Profit – that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission.

For Williams Partners L.P., Adjusted Segment Profit excludes items of income or loss that we characterize as unrepresentative of our ongoing operations. Management believes Adjusted Segment Profit provides investors meaningful insight into Williams Partners L.P.’s results from ongoing operations.

Williams Partners L.P. (NYSE: WPZ)	Year-End 2011 Financial Results – Feb. 22, 2012	Page 7 of 10

For Williams Partners L.P. we define Distributable Cash Flow as net income plus depreciation and amortization and cash distributions from our equity investments less our earnings from our equity investments, distributions to noncontrolling interests and maintenance capital expenditures. We also adjust for payments and/or reimbursements under omnibus agreements with Williams and certain other items. Total Distributable Cash Flow is reduced by any amounts associated with operations, which occurred prior to our ownership of the underlying assets to arrive at Distributable Cash Flow attributable to partnership operations.

For Williams Partners L.P. we also calculate the ratio of Distributable Cash Flow attributable to partnership operations to the total cash distributed (Cash Distribution Coverage Ratio). This measure reflects the amount of Distributable Cash Flow relative to our cash distribution. We have also provided this ratio calculated using the most directly comparable GAAP measure, net income.

This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the Partnership’s assets and the cash that the business is generating. Neither Adjusted Segment Profit nor Distributable Cash Flow are intended to represent cash flows for the period, nor are they presented as an alternative to net income or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

Year-end Materials to be Posted Shortly, Q&A Webcast Scheduled for Tomorrow

Williams Partners’ year-end financial results package should be posted shortly at www.williamslp.com. The package will include the data book and analyst package, and the investor presentation with a recorded commentary from Alan Armstrong, CEO of Williams Partners’ general partner.

The partnership will host the year-end Q&A live webcast on Thursday, Feb. 23 at 11 a.m. EST. A limited number of phone lines will be available at (888) 481-2849. International callers should dial (719) 325-2268.

A link to the live webcast, as well as replays of the year-end webcast in both streaming and downloadable podcast formats following the event, will be available at www.williamslp.com.

Williams Partners L.P. (NYSE: WPZ)	Year-End 2011 Financial Results – Feb. 22, 2012	Page 8 of 10

Form 10-K

The partnership plans to file its 2011 Form 10-K with the Securities and Exchange Commission (SEC) next week. The document will be available on both the SEC and Williams Partners web sites.

About Williams Partners L.P. (NYSE: WPZ)

Williams Partners L.P. is a leading diversified master limited partnership focused on natural gas transportation; gathering, treating, and processing; storage; natural gas liquid (NGL) fractionation; and oil transportation. The partnership owns interests in three major interstate natural gas pipelines that, combined, deliver 14 percent of the natural gas consumed in the United States. The partnership’s gathering and processing assets include large-scale operations in the U.S. Rocky Mountains and both onshore and offshore along the Gulf of Mexico. Williams (NYSE: WMB) owns approximately 72 percent of Williams Partners, including the general-partner interest. More information is available at www.williamslp.com. Go to http://www.b2i.us/irpass.asp?BzID=1296&to=ea&s=0 or http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our email list.

# # #

Williams Partners L.P. is a limited partnership formed by The Williams Companies, Inc. (Williams). Our reports, filings, and other public announcements may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You typically can identify forward-looking statements by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will,” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•	Amounts and nature of future capital expenditures;
•	Expansion and growth of our business and operations;
•	Financial condition and liquidity;
•	Business strategy;
•	Cash flow from operations or results of operations;
•	The levels of cash distributions to unitholders;
•	Seasonality of certain business components; and
•	Natural gas, natural gas liquids, and crude oil prices and demand.

Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied in this announcement. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•

Whether we have sufficient cash from operations to enable us to maintain current levels of cash distributions or to pay cash distributions following establishment of cash reserves and payment of fees and expenses, including payments to our general partner;

•	Availability of supplies, market demand, volatility of prices, and the availability and cost of capital;
•	Inflation, interest rates and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on our customers and suppliers);
•	The strength and financial resources of our competitors;
•	Ability to acquire new businesses and assets and integrate those operations and assets into our existing businesses, as well as expand our facilities;
•	Development of alternative energy sources;
•	The impact of operational and development hazards;

Williams Partners L.P. (NYSE: WPZ)	Year-End 2011 Financial Results – Feb. 22, 2012	Page 9 of 10

•

Costs of, changes in, or the results of laws, government regulations (including safety and climate change regulation and changes in natural gas production from exploration and production areas that we serve), environmental liabilities, litigation and rate proceedings;

•	Our allocated costs for defined benefit pension plans and other postretirement benefit plans sponsored by our affiliates;
•	Changes in maintenance and construction costs;
•	Changes in the current geopolitical situation;
•	Our exposure to the credit risk of our customers and counterparties;
•	Risks related to strategy and financing, including restrictions stemming from our debt agreements, future changes in our credit ratings and the availability and cost of credit;
•	Risks associated with future weather conditions;
•	Acts of terrorism, including cybersecurity threats and related disruptions; and
•	Additional risks described in our filings with the Securities and Exchange Commission (SEC).

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in this announcement. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. Investors are urged to closely consider the disclosures and risk factors in our annual report on Form 10-K filed with the SEC on February 24, 2011, and our quarterly reports on Form 10-Q available from our offices or from our website at www.williamslp.com.

Williams Partners L.P. (NYSE: WPZ)	Year-End 2011 Financial Results – Feb. 22, 2012	Page 10 of 10

Financial Highlights and Operating Statistics

(UNAUDITED)

Final

December 31, 2011

Reconciliation of Non-GAAP Measures

(UNAUDITED)

This press release includes certain financial measures, Adjusted Segment Profit and Distributable Cash Flow that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission.

For Williams Partners L.P., Adjusted Segment Profit excludes items of income or loss that we characterize as unrepresentative of our ongoing operations. Management believes Adjusted Segment Profit provides investors meaningful insight into Williams Partners L.P.’s results from ongoing operations.

For Williams Partners L.P. we define Distributable Cash Flow as net income plus depreciation and amortization and cash distributions from our equity investments less our earnings from equity investments, distributions to noncontrolling interests and maintenance capital expenditures. We also adjust for payments and/or reimbursements under omnibus agreements with Williams and certain non-cash adjustments. Total Distributable Cash Flow is reduced by any amounts associated with operations, which occurred prior to our ownership of the underlying assets to arrive at Distributable Cash Flow attributable to partnership operations.

For Williams Partners L.P. we also calculate the ratio of Distributable Cash Flow attributable to partnership operations to the total cash distributed (cash distribution coverage ratio). This measure reflects the amount of Distributable Cash Flow relative to our cash distribution. We have also provided this ratio calculated using the most directly comparable GAAP measure, net income.

This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the Partnership’s assets and the cash that the business is generating. Neither Adjusted Segment Profit nor Distributable Cash Flow are intended to represent cash flows for the period, nor are they presented as an alternative to net income or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

	2010					2011
(Dollars in millions, except coverage ratios)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Williams Partners L.P.
Reconciliation of Non-GAAP “Distributable Cash Flow” to GAAP “Net income”
Net income	$322	$240	$253	$286	$1,101	$307	$338	$342	$391	$1,378
Depreciation and amortization	140	140	140	148	568	150	154	155	152	611
Non-cash amortization of debt issuance costs included in interest expense	4	5	5	5	19	5	5	3	4	17
Equity earnings from investments	(26)	(27)	(24)	(32)	(109)	(25)	(36)	(40)	(41)	(142)
Distributions to noncontrolling interests	(6)	(6)	(6)	—	(18)	—	—	—	—	—
Involuntary conversion gain resulting from Ignacio fire	—	(4)	—	—	(4)	—	—	—	—	—
Involuntary conversion gain resulting from Hurricane Ike	—	(7)	(7)	—	(14)	—	—	—	—	—
Impairment of certain gathering assets	—	—	—	9	9	—	—	—	—	—
Reimbursements (payments) from/(to) Williams under omnibus agreement	—	(1)	1	3	3	8	2	6	15	31
Maintenance capital expenditures	(32)	(46)	(119)	(104)	(301)	(34)	(106)	(148)	(126)	(414)

Distributable Cash Flow excluding equity investments	402	294	243	315	1,254	411	357	318	395	1,481
Plus: Equity investments cash distributions to Williams Partners L.P.	29	43	29	32	133	30	40	50	49	169

Distributable Cash Flow	431	337	272	347	1,387	441	397	368	444	1,650
Less: Pre-partnership Distributable Cash Flow	158	21	32	12	223	—	—	—	—	—

Distributable Cash Flow attributable to partnership operations	$273	$316	$240	$335	$1,164	$441	$397	$368	$444	$1,650

Total cash distributed:	$155	$221	$250	$268	$894	$276	$286	$294	$311	$1,167

Coverage ratios:
Distributable Cash Flow attributable to partnership operations divided by Total cash distributed	1.76	1.43	0.96	1.25	1.30	1.60	1.39	1.25	1.43	1.41

Net income divided by Total cash distributed	2.08	1.09	1.01	1.07	1.23	1.11	1.18	1.16	1.26	1.18

Reconciliation of GAAP “Segment Profit” to Non-GAAP “Adjusted Segment Profit”

(UNAUDITED)

	2010					2011
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Gas Pipeline	$169	$148	$161	$159	$637	$175	$152	$170	$176	$673
Midstream Gas & Liquids	255	213	210	259	937	262	319	301	341	1,223

Segment Profit	$424	$361	$371	$418	$1,574	$437	$471	$471	$517	$1,896

Adjustments:
Gas Pipeline
Unclaimed property assessment accrual adjustment	—	(2)	—	—	(2)	—	—	—	—	—
Loss related to Eminence storage facility leak	—	—	—	5	5	4	3	6	2	15
Gain on sale of base gas from Hester storage field	(5)	(3)	—	—	(8)	(4)	—	—	—	(4)

Total Gas Pipeline adjustments	(5)	(5)	—	5	(5)	—	3	6	2	11

Midstream Gas & Liquids
Involuntary conversion gain related to Ignacio	—	(4)	—	—	(4)	—	—	—	—	—
Involuntary conversion gain related to Hurricane Ike	—	(7)	(7)	—	(14)	—	—	—	—	—
Gain on sale of certain assets	—	—	(12)	—	(12)	—	—	—	—	—
Impairment of certain gathering assets	—	—	—	9	9	—	—	—	—	—
Settlement gain related to Green Canyon development	—	—	—	(6)	(6)	—	—	—	—	—

Total Midstream Gas & Liquids adjustments	—	(11)	(19)	3	(27)	—	—	—	—	—

Total adjustments included in segment profit	(5)	(16)	(19)	8	(32)	—	3	6	2	11

Adjusted segment profit	$419	$345	$352	$426	$1,542	$437	$474	$477	$519	$1,907

Williams Partners L.P.

(UNAUDITED)

	2012 Guidance			2013 Guidance
(Dollars in millions, except coverage ratios)	Low	Midpoint	High	Low	Midpoint	High
Reconciliation of Non-GAAP “Distributable Cash Flow attributable to partnership operations” to GAAP “Net income”

Net income	$1,160	$1,400	$1,640	$1,260	$1,523	$1,785
Depreciation and amortization	650	670	690	680	700	720
Other	45	45	45	40	43	45
Maintenance capital expenditures	(445)	(480)	(515)	(350)	(385)	(420)

Distributable cash flow attributable to partnership operations	$1,410	$1,635	$1,860	$1,630	$1,880	$2,130

Total cash to be distributed *	$1,344	$1,375	$1,406	$1,486	$1,567	$1,648

Coverage ratios:
Distributable cash flow attributable to partnership operations divided by Total cash to be distributed *	1.05	1.19	1.32	1.10	1.20	1.29

Net income divided by Total cash to be distributed *	0.86	1.02	1.17	0.85	0.97	1.08

* Distributions reflect growth rates of 6-10%.

Reconciliation of Non-GAAP “Adjusted Segment Profit” to GAAP “Segment Profit”
Segment Profit:
Midstream	$1,050	$1,275	$1,500	$1,150	$1,375	$1,600
Gas Pipeline	680	700	720	700	725	750

Total Segment Profit	1,730	1,975	2,220	1,850	2,100	2,350
Adjustments:
Midstream	—	—	—	—	—	—
Gas Pipeline	—	—	—	—	—	—

Adjusted segment profit	$1,730	$1,975	$2,220	$1,850	$2,100	$2,350

Consolidated Statement of Income

(UNAUDITED)

	2010					2011
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Revenues:
Gas Pipeline	$407	$380	$409	$409	$1,605	$416	$407	$429	$426	$1,678
Midstream Gas & Liquids	1,083	1,020	919	1,087	4,109	1,163	1,264	1,244	1,380	5,051
Intercompany eliminations	—	—	(1)	2	1	—	—	—	—	—

Total revenues	1,490	1,400	1,327	1,498	5,715	1,579	1,671	1,673	1,806	6,729

Segment costs and expenses:
Costs and operating expenses	1,033	1,002	923	1,026	3,984	1,105	1,163	1,169	1,235	4,672
Selling, general, and administrative expenses	62	70	70	79	281	73	74	69	74	290
Other (income) expense - net	(3)	(6)	(13)	7	(15)	(11)	(1)	4	21	13

Segment costs and expenses	1,092	1,066	980	1,112	4,250	1,167	1,236	1,242	1,330	4,975
General corporate expenses	35	28	30	32	125	30	27	29	26	112

Operating income:
Gas Pipeline	160	138	151	150	599	166	138	153	158	615
Midstream Gas & Liquids	238	196	196	236	866	246	297	278	318	1,139
General corporate expenses	(35)	(28)	(30)	(32)	(125)	(30)	(27)	(29)	(26)	(112)

Total operating income	363	306	317	354	1,340	382	408	402	450	1,642

Equity earnings	26	27	24	32	109	25	36	40	41	142
Interest accrued	(81)	(102)	(103)	(107)	(393)	(108)	(107)	(105)	(106)	(426)
Interest capitalized	12	7	7	3	29	2	3	3	3	11
Interest income	3	—	—	1	4	1	—	—	1	2
Other income (expense) - net	(1)	2	9	4	14	5	(2)	2	2	7

Income before income taxes	322	240	254	287	1,103	307	338	342	391	1,378
Provision for income taxes	—	—	1	1	2	—	—	—	—	—

Net income	322	240	253	286	1,101	307	338	342	391	1,378
Less: Net income attributable to noncontrolling interests	6	5	5	—	16	—	—	—	—	—

Net income attributable to controlling interests	$316	$235	$248	$286	$1,085	$307	$338	$342	$391	$1,378

Allocation of net income for calculation of earnings per common unit:
Net income attributable to controlling interests	$316	$235	$248	$286	$1,085	$307	$338	$342	$391	$1,378
Allocation of net income to general partner and Class C units	284	65	85	73	517	71	74	79	84	308

Allocation of net income to common units	$32	$170	$163	$213	$568	$236	$264	$263	$307	$1,070

Net income, per common unit	$0.61	$0.66	$0.63	$0.76	$2.66	$0.81	$0.91	$0.91	$1.05	$3.69
Weighted-average number of common units outstanding (thousands)	52,777	255,777	260,508	282,058	213,539	289,845	290,213	290,477	290,477	290,255
Cash distributions per common unit	$0.6575	$0.6725	$0.6875	$0.7025	$2.7200	$0.7175	$0.7325	$0.7475	$0.7625	$2.9600

Note:	The sum of net income per common unit for the quarters may not equal the total income per common unit for the year due to changes in the weighted-average number of common units outstanding.

Gas Pipeline

(UNAUDITED)

	2010					2011
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Revenues:
Northwest Pipeline GP	$106	$103	$103	$110	$422	$110	$106	$107	$111	$434
Transcontinental Gas Pipe Line	300	278	305	299	1,182	305	301	322	315	1,243
Other	1	(1)	1	—	1	1	—	—	—	1

Total revenues	407	380	409	409	1,605	416	407	429	426	1,678

Segment costs and expenses:
Costs and operating expenses	212	199	216	212	839	219	225	237	213	$894
Selling, general and administrative expenses	33	39	37	42	151	41	40	35	39	155
Other (income) expense - net	2	4	5	5	16	(10)	4	4	16	14

Total segment costs and expenses	247	242	258	259	1,006	250	269	276	268	1,063

Equity earnings	9	10	10	9	38	9	14	17	18	58

Reported segment profit:
Northwest Pipeline GP	54	50	53	55	212	56	51	50	58	215
Transcontinental Gas Pipe Line	108	91	100	95	394	111	89	102	104	406
Other	7	7	8	9	31	8	12	18	14	52

Total reported segment profit	169	148	161	159	637	175	152	170	176	673

Adjustments:
Northwest Pipeline GP	—	(1)	—	—	(1)	—	—	—	—	—
Transcontinental Gas Pipe Line	(5)	(4)	—	5	(4)	—	3	6	2	11

Total adjustments	(5)	(5)	—	5	(5)	—	3	6	2	11

Adjusted segment profit:
Northwest Pipeline GP	54	49	53	55	211	56	51	50	58	215
Transcontinental Gas Pipe Line	103	87	100	100	390	111	92	108	106	417
Other	7	7	8	9	31	8	12	18	14	52

Total adjusted segment profit	$164	$143	$161	$164	$632	$175	$155	$176	$178	$684

Operating statistics (Tbtu)

Northwest Pipeline GP
Throughput	179.4	156.5	152.7	183.8	672.4	176.8	142.3	132.6	186.1	637.8
Avg. daily transportation volumes	2.0	1.7	1.7	2.0	1.8	2.0	1.6	1.4	2.0	1.7
Avg. daily firm reserved capacity	2.8	2.8	2.8	2.8	2.8	2.9	2.9	2.9	2.9	2.9

Transcontinental Gas Pipe Line
Throughput	586.1	459.6	517.1	593.5	2,156.3	652.2	535.2	583.9	636.5	2,407.8
Avg. daily transportation volumes	6.5	5.1	5.6	6.5	5.9	7.2	5.9	6.3	6.9	6.6
Avg. daily firm reserved capacity	7.0	6.9	7.1	7.6	7.2	7.7	7.8	8.0	8.7	8.0

Midstream Gas & Liquids

(UNAUDITED)

	2010					2011
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Revenues:
Gathering & processing	$149	$152	$155	$163	$619	$163	$172	$182	$186	$703
NGL sales from gas processing	338	272	229	298	1,137	306	360	331	384	1,381
Production handling and transportation	29	26	26	26	107	25	26	32	29	112
Marketing sales	999	897	796	1,025	3,717	1,122	1,233	1,201	1,361	4,917
Other revenues	43	42	38	40	163	42	47	45	47	181

	1,558	1,389	1,244	1,552	5,743	1,658	1,838	1,791	2,007	7,294
Intrasegment eliminations	(475)	(369)	(325)	(465)	(1,634)	(495)	(574)	(547)	(627)	(2,243)

Total revenues	1,083	1,020	919	1,087	4,109	1,163	1,264	1,244	1,380	5,051

Segment costs and expenses:
NGL cost of goods sold	145	106	93	98	442	99	107	97	97	400
Marketing cost of goods sold	997	902	792	1,006	3,697	1,109	1,221	1,193	1,359	4,882
Other cost of goods sold	10	7	7	6	30	7	9	5	11	32
Operating costs	144	157	141	166	608	166	176	181	184	707
Other
Selling, general, and administrative expenses	29	31	32	38	130	32	34	33	36	135
Other (income) expense - net	(5)	(10)	(17)	2	(30)	(1)	(6)	4	2	(1)
Intrasegment eliminations	(475)	(369)	(325)	(465)	(1,634)	(495)	(574)	(547)	(627)	(2,243)

Total segment costs and expenses	845	824	723	851	3,243	917	967	966	1,062	3,912

Equity earnings	17	17	14	23	71	16	22	23	23	84

Reported segment profit	255	213	210	259	937	262	319	301	341	1,223
Adjustments	—	(11)	(19)	3	(27)	—	—	—	—	—

Adjusted segment profit	$255	$202	$191	$262	$910	$262	$319	$301	$341	$1,223

Operating statistics
Gathering and Processing
Gathering volumes (TBtu)	312	312	317	321	1,262	321	337	345	374	1,377
Plant inlet natural gas volumes (Tbtu)	403	395	389	412	1,599	387	398	399	408	1,592
NGL equity sales (million gallons) *	332	302	271	317	1,222	289	308	274	317	1,188
NGL margin ($/gallon)	$0.58	$0.55	$0.50	$0.63	$0.57	$0.71	$0.83	$0.85	$0.91	$0.83
NGL production (million gallons) *	687	671	636	739	2,733	683	729	693	788	2,893

Discovery Producer Services LLC (equity investment) - 100%
NGL equity sales (million gallons)	30	28	23	24	105	20	19	21	19	79
NGL production (million gallons)	89	84	81	91	345	83	80	76	68	307

Laurel Mountain Midstream, LLC (equity investment) - 100%
Gathering volumes (Tbtu)	9	10	11	12	42	12	13	12	15	52

Overland Pass Pipeline Company LLC (equity investment) - 100%
NGL Transportation volumes (Mbbls)	10,456	11,643	9,856	11,362	43,317	10,483	11,836	12,132	13,696	48,147

*	Excludes volumes associated with partially owned assets that are not consolidated for financial reporting purposes.

Capital Expenditures and Investments

(UNAUDITED)

	2010					2011
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Capital expenditures:

Gas Pipeline:
Northwest Pipeline GP	$10	$24	$51	$35	$120	$14	$22	$36	$43	$115
Transcontinental Gas Pipe Line	56	83	98	145	382	84	77	107	118	386

Total	66	107	149	180	502	98	99	143	161	501
Midstream Gas & Liquids	54	114	97	70	335	58	54	146	232	490

Total*	$120	$221	$246	$250	$837	$156	$153	$289	$393	$991

Purchase of businesses:
Gas Pipeline	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Midstream Gas & Liquids	—	—	—	608	608	—	—	31	—	31

Total	$—	$—	$—	$608	$608	$—	$—	$31	$—	$31

Purchase of investments:
Gas Pipeline**	$1	$—	$1	$3	$5	$8	$179	$2	$2	$191
Midstream Gas & Liquids	8	6	434	23	471	28	60	37	55	180

Total	$9	$6	$435	$26	$476	$36	$239	$39	$57	$371

Summary:
Gas Pipeline	$67	$107	$150	$183	$507	$106	$278	$145	$163	$692
Midstream Gas & Liquids	62	120	531	701	1,414	86	114	214	287	701

Total	$129	$227	$681	$884	$1,921	$192	$392	$359	$450	$1,393

Cumulative summary:
Gas Pipeline	$67	$174	$324	$507	$507	$106	$384	$529	$692	$692
Midstream Gas & Liquids	62	182	713	1,414	1,414	86	200	414	701	701

Total	$129	$356	$1,037	$1,921	$1,921	$192	$584	$943	$1,393	$1,393

Capital expenditures incurred and purchase of investments:

Increases to property, plant, and equipment	$103	$181	$235	$240	$759	$142	$174	$332	$408	$1,056
Purchase of businesses	—	—	—	608	608	—	—	31	—	31
Purchase of investments	9	6	435	26	476	36	239	39	57	371

Total	$112	$187	$670	$874	$1,843	$178	$413	$402	$465	$1,458

*Increases to property, plant, and equipment	$103	$181	$235	$240	$759	$142	$174	$332	$408	$1,056
Changes in related accounts payable and accrued liabilities	17	40	11	10	78	14	(21)	(43)	(15)	(65)

Capital expenditures	$120	$221	$246	$250	$837	$156	$153	$289	$393	$991

**	The second quarter of 2011 includes the acquisition of a 24.5 percent interest in Gulfstream Natural Gas System, L.L.C. from a subsidiary of Williams.

Depreciation and Amortization

(UNAUDITED)

	2010					2011
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Depreciation and amortization:
Gas Pipeline:
Northwest Pipeline GP	$22	$22	$22	$22	$88	$23	$22	$23	$23	$91
Transcontinental Gas Pipe Line	63	62	62	65	252	64	67	65	64	260

Total	85	84	84	87	340	87	89	88	87	351
Midstream Gas & Liquids	55	56	56	61	228	63	65	67	65	260

Total	$140	$140	$140	$148	$568	$150	$154	$155	$152	$611